EXHIBIT 99.01

BlastGard International Appoints Joel Gold

to its Board of Directors

Joel Gold, Director of Investment Banking at Andrew Garrett, Inc., joins BlastGard’s Board of Directors

New York, NY & Tampa, FL – November 14, 2005 – BlastGard International, Inc. (OTCBB: BLGA has appointed Joel L. Gold to the Company’s Board of Directors. Joel L. Gold is Director of Investment Banking at Andrew Garrett, Inc., an investment-banking firm located in New York City. The addition of Mr. Gold brings the number of board members to five.

Mr Gold has over 20 years of experience working in management positions with various financial institutions including Fechtor Detwiler & Co., Inc, Furman Selz, and Bear Stearns and Co. He is currently a director on the boards of several companies of which he serves on the Audit and Compensation Committees. He holds a B.S. in accounting from Brooklyn College, an M.B.A from Columbia Graduate School of Business, and a Juris Doctorate from The NYU School of Law.

BlastGard’s CEO and Chairman, James Gordon, stated, “We are extremely pleased to have Joel Gold, a man with an extensive background in the investment banking industry, join our team. On behalf of BlastGard’s board and management team, we look forward to utilizing his financial expertise and guidance as the Company moves forward.”

Joel Gold said today, “I am very pleased to join the board of BlastGard. I am particularly impressed with the company’s innovative technology and I am eager to provide guidance in furthering BlastGard’s mission to create high quality, low cost solutions for governments and commercial sectors by providing the best alternative for preventing and minimizing destruction in a simple, cost effective manner.”

About BlastGard International, Inc.

BlastGard International, Inc. creates, designs, develops, manufactures and markets proprietary blast mitigation materials. The Company’s patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology can be used to create new, finished products or be used to retrofit to existing products. While the need for this technology has always been present, the security and safety concerns resulting from the September 11, 2001 acts and the subsequent development of Homeland Security make the timing of the Company’s emergence even more important. The Company’s core market focus is on blast effects mitigation for the commercial sector, military, law enforcement and government agencies. BlastWrap® is based upon well-defined principles and suppresses blast pressures by 50% or more. BlastWrap® products are made from two flexible films arranged one over the other and joined by a plurality of seams filled with attenuating filler material (volcanic glass bead or other suitable two-phase materials), configurable (designed for each application) with an extinguishing coating that offers a revolutionary blast protection system against Blast & Fire/burn threats. BlastWrap® is a blast mitigation assembly that can be wrapped around or conform to any shape. BlastWrap® is a concept (not a chemical compound) from which blast protection products are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company’s ability to market its products; the Company’s ability to obtain additional funding; the Company’s ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company’s stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Investor Relations Contact:
Company Contact;	Investor Relations Group
BlastGard International, Inc.	Erik Lux, John Nesbett or
Michael J. Gordon	Adam Holdsworth
(727) 592-9400	Media Contact:
Mike Graff
(212) 825-3210